Exhibit 99.1

AVIS BUDGET GROUP COMPLETES FINANCING

FOR ITS PENDING ACQUISITION OF ZIPCAR

PARSIPPANY, N.J., March 8, 2013 – Avis Budget Group, Inc. (NASDAQ: CAR) announced today that it has completed approximately $525 million in debt financing intended to fund its pending acquisition of Zipcar (NASDAQ: ZIP). As part of the funding package, the Company issued its first Euro-denominated notes, further diversifying its capital structure to reflect the global nature of its operations.

“We look forward to fulfilling the promise of making Zipcar available to more people around the world, and completing the permanent financing for this transaction is an important step in realizing that opportunity,” said David B. Wyshner, Avis Budget Group Senior Executive Vice President and Chief Financial Officer.

The Company currently anticipates that the acquisition will be completed during the week of March 11, subject to review by UK competition authorities and other customary closing conditions. The transaction has previously received regulatory clearance in the United States.

The recently completed financing has two components, with a weighted-average interest rate of 5.1%. Avis Budget Group’s subsidiary, Avis Budget Finance plc, has completed an offering of €250 million (approximately $325 million) aggregate principal amount of 6% senior notes due 2021, which were priced at par. The Company also completed $200 million in term loan borrowings due 2019, which will initially bear interest at a rate of 3.75%. In connection with the incremental term loan borrowings, the Company will also reduce the interest rate on its approximately $700 million of pre-existing 2019 term loan borrowings by 50 basis points, to LIBOR plus 2.75%, subject to a LIBOR floor of 1%. The term loan borrowings were issued by the Company’s wholly-owned subsidiary Avis Budget Car Rental, LLC.

Upon the completion of the acquisition of Zipcar, the notes will become senior unsecured obligations of Avis Budget Group, Inc. and certain of its subsidiaries, including Avis Budget Car Rental, LLC. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold only to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The Company has applied to list the notes on the Official List of the Irish Stock Exchange and to admit the notes for trading on the Global Exchange Market thereof. There can be no assurance that the notes will be listed on the Official List of the Irish Stock Exchange and admitted for trading on the Global Exchange Market.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Avis Budget Group, Inc.

Avis Budget Group, Inc. is a leading global provider of vehicle rental services through its Avis and Budget brands, with more than 10,000 rental locations in approximately 175 countries around the world. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 28,000 employees and is headquartered in Parsippany, N.J. For more information, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Avis Budget Group or Zipcar to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements.

There can be no assurance that the proposed acquisition of Zipcar will occur as currently contemplated, or at all, or that the expected benefits from the transaction will be realized on the timetable currently contemplated, or at all. Additional risks and uncertainties relating to the proposed acquisition of Zipcar include, but are not limited to, uncertainties as to the satisfaction of closing conditions to the acquisition, including timing and receipt of regulatory approvals, the respective parties’ performance of their obligations under the merger agreement relating to the acquisition and other factors affecting the execution of the transaction.

A further list and description of important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget’s Annual Report on Form 10-K for the year ended December 31, 2012 and Zipcar’s Annual Report on Form 10-K for the year ended December 31, 2012, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Avis Budget and Zipcar with the Securities and Exchange Commission from time to time. Other unknown or unpredictable factors could also have material adverse effects on Avis Budget’s or Zipcar’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Avis Budget and Zipcar undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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